UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 4, 2006

Potomac Bancshares, Inc.

(Exact Name of Registrant as Specified in Charter)

West Virginia

(State of Other Jurisdiction of Incorporation)

0-24958

(Commission File Number)

55-0732247

(IRS EmployerIdentification No.)

111 E. Washington St., PO Box 906, Charles Town WV 25414-0906

(Address of Principal Executive Offices) (Zip Code)

304-725-8431

Registrant's telephone number, including area code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2--Financial Information

Item 2.02. Results of Operations and Financial Condition.

For Immediate Release August 4, 2006

Robert F. Baronner, Jr., President and CEO of Potomac Bancshares, Inc. announced the following unaudited results for the one bank holding company.

Charles Town WV -- Potomac Bancshares Inc. reported today net income for the second quarter of 2006 totaling $1.186M, or $.34 per diluted share, compared with $1.002M, or $.29 per diluted share, earned during the second quarter of 2005. These results reflect increases of 18.4% and 17.2%, respectively, compared to the second quarter last year. Year to date earnings through 6/30/06 totaled $2.124M compared to $1.891M for the period ended 6/30/05, an improvement of 12.3%.

Total loans at the end of the second quarter of 2006 were $220.2M net of reserve compared to $208.3M at the end of 12/31/05, an improvement of 5.7%. Deposits including our commercial cash management account grew from $249.4M at year end 2005 to $258M at the end of the second quarter in 2006, an improvement of 3.4%.

Based on this growth and earnings performance, the Board of Directors of Potomac Bancshares approved a third quarter dividend of 9.5 cents per share to all shareholders of record on August 15, 2006. This cash dividend will be paid on September 1, 2006 and represents the fourteenth consecutive increase in the dividend since quarterly dividends were begun in early 2003. In addition, as part of its ongoing stock repurchase program, the bank also recently bought back 6,426 shares of common stock in a privately negotiated sale.

Potomac Bancshares, Inc. is a public company trading under the ticker symbol PTBS.OB. PTBS is the one bank holding company for Bank of Charles Town (BCT) located in Charles Town, West Virginia.

Section 9--Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

    Financial Statements of Businesses Acquired--N//A
    Pro Forma Financial Information--None
    Exhibits--None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Potomac Bancshares, Inc.

/s/Robert F. Baronner, Jr.

Robert F. Baronner, Jr., President and CEO

August 4, 2006